EXHIBIT 4.4
FIRST AMENDMENT
TO THE
STOCKHOLDERS’ AGREEMENT
OF
MILAGRO MEZZ, INC.
     This First Amendment (this “Amendment”) to the Stockholders’ Agreement (the “Agreement”) of Milagro Mezz, Inc. (the “Company”) is made and entered into effective as of August 30, 2010 (the “Effective Date”). Capitalized terms used, but not defined, herein shall have the meaning given such term in the Agreement.
WITNESSETH:
     WHEREAS, certain of the Stockholders have transferred a portion of their shares of the Preferred Stock (the “Transfer”) to New Energy LLC, a Qualified Affiliate of each of such Stockholders (“New Energy”);
     WHEREAS, Section 6.03 of the Agreement permits the Board, without the consent of any of the Stockholders, to amend the Agreement (a) to provide any necessary information regarding any Stockholder, any additional or successor Stockholder, or any additional Stockholders and (b) to cure any ambiguity or correct or supplement any provisions of the Agreement which may be inconsistent with any other provision of the Agreement; and
     WHEREAS, the Board desires to amend and restate Schedule A to the Agreement to reflect the Transfer and to provide notice information for New Energy and to correct certain provisions of the Agreement which are inconsistent with other provisions of the Agreement.
     NOW, THEREFORE, the members of the Board hereby agree as follows:
     1. As of the Effective Date, the Agreement is hereby amended as follows:
     (a) Schedule A to the Agreement is amended and restated in its entirety and replaced with Annex A to this Amendment.
     (b) All references in the Agreement to “Exhibit A” or “Schedule B” are replaced with “Schedule A.”
     2. Any required notices, meetings or consents that are necessary to make an amendment to the Agreement are hereby waived or satisfied.
     3. Each party shall take whatever other action is required to give full effect to the provisions of this Amendment, including the acquisition by any party of any consent to the action provided for herein.
     4. Except to the extent modified or amended by this Amendment, the Agreement shall remain in full force and effect as originally written.
     5. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Amendment, and any of the parties to this Amendment may execute this Amendment by signing any of the counterparts. Any counterpart of this Amendment may be executed via facsimile transmission.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above by the members of the Company’s board of directors.

BOARD OF DIRECTORS:
/s/ Jonathan Ginns
Jonathan Ginns

/s/ Mo Bawa
Mo Bawa

/s/ Tim Murray
Tim Murray

/s/ Adam Cohn
Adam Cohn